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                     February 8, 2022

       Peter Crage
       Executive Vice President, Chief Financial Officer and Treasurer TravelCenters of America Inc.
       24601 Center Ridge Road
       Westlake, OH 44145

                                                        Re: TravelCenters of
America Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-33274

       Dear Mr. Crage:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services